EXHIBIT 99.1

Hutchinson Technology Announces Its Operations in Thailand Have Been Temporarily Suspended

Company Increasing Production Output at Its U.S. Assembly Operations

HUTCHINSON, Minn., Oct. 10, 2011 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported that its assembly operations in Ayutthaya, Thailand have been temporarily suspended due to rising floodwaters in the Rojana Industrial Park where the company's plant is located. The company stated that its plant had not sustained any water damage, but the industrial park is without power and an evacuation of the park had been ordered.

Wayne Fortun, Hutchinson Technology's president and chief executive officer, said that the company's first concern was for the safety and wellbeing of its employees. "Many of our employees have been personally affected by the flooding in Thailand, and our heartfelt sympathy goes out to them," said Fortun.

The company is responding by increasing its production output at its U.S. assembly operations and using existing inventory to meet customer demand. Fortun said that when the flooding is under control, the power has been restored to the industrial park and its employees can safely return to work, the company will resume production in Thailand.

Fiscal 2011 Fourth Quarter Results to be Reported on November 1, 2011

The company plans to report its fiscal 2011 fourth quarter results on Tuesday, November 1, 2011, after the close of the market. A subsequent conference call for the investment community will take place at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) on the same day.

Individual investors and news media may participate in the conference call via a webcast, which will be accessible live and on an archived basis on Hutchinson Technology's web site at www.htch.com/investors. The webcast also will be distributed by Thomson StreetEvents to both institutional and individual investors at www.earnings.com.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding the company's assembly operations in Thailand and the U.S. and shipments of the company's products. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823